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Exhibit 99.1

NEWS RELEASE
January 8, 2001


                                 Contacts: Paul S. Dunn, Investor Relations, or
                                           Henry Blissenbach, Chairman and CEO,
                                           at Chronimed Inc. (952) 979-3888

              CHRONIMED ANNOUNCES UPDATE ON SALE OF DIAGNOSTIC UNIT
     SALE OF MEDGENESIS TO MEDISYS HAS MET ALL CONDITIONS AND IS NOW CLOSED


MINNEAPOLIS, JANUARY 8, 2001 -- CHRONIMED INC. (NASDAQ: CHMD), announced today that it has received antitrust clearance, and all other conditions have been met, in the previously announced sale of the Company's Diagnostic Product subsidiary, MEDgenesis, to Medisys PLC (London: MDY.L). As a result of these approvals, the MEDgenesis sale closed on Friday, January 5, 2001. As previously announced, the sale price of $40 million (US$) is comprised of approximately $30 million in cash and $10 million in MDY common stock.

     Chronimed Inc. is a disease-focused drug distribution company serving the prescription drug needs of people with selected chronic health conditions. The Company distributes pharmaceuticals and provides specialized patient management services nationwide for people with long-term chronic conditions such as HIV/AIDS, organ transplant, and other diseases treated with oral and injectable biotech medications. Chronimed works directly with patients, physicians, payors, manufacturers, and wholesalers to improve clinical and cost-of-care outcomes. Chronimed's web site address is www.chronimed.com.